                                                                    EXHIBIT 99.1

THE SCOTTS COMPANY                                                          NEWS
--------------------------------------------------------------------------------

        THE SCOTTS COMPANY REPORTS THIRD QUARTER RESULTS FOR FISCAL 2004

  ADJUSTED NET INCOME INCREASED 11 PERCENT, UP 10 PERCENT ON A REPORTED BASIS

     - Adjusted Earnings Per Share of $3.06; Reported Earnings Per Share of
       $3.01

     - Net sales increased 8 percent excluding impact of foreign exchange rates; 9 percent on a reported basis

     - Consumer purchases at largest retailers increased 7 percent

MARYSVILLE, Ohio (July 27, 2004) - The Scotts Company (NYSE: SMG), the world's leading marketer of branded consumer lawn and garden products, announced that strong sales in North America and Scotts LawnService led to net income growth of 11 percent on an adjusted basis in the third quarter, and a 10 percent increase on a reported basis.

         For the quarter ended June 26, 2004, Scotts reported record company-wide sales of $773.7 million, up 9 percent from $710.0 million last year. Excluding the impact of foreign exchange rates, sales were up 8 percent over the prior year.

         Adjusted net income in the quarter was $102.2 million, or $3.06 per diluted share, compared with $92.3 million, or $2.85 per diluted share, for the same period last year. Current period adjusted net income excludes restructuring and other non-recurring charges of $1.9 million, net of tax. Including these restructuring and non-recurring items, net income in the quarter was $100.3 million, or $3.01 per diluted share.

         "We are extremely pleased with our record performance so far this year, especially with our North American business where we continue to see strong consumer demand for our brands," said Jim Hagedorn, chairman and chief executive officer. "Our confidence in producing full-year adjusted net income growth of at least 13-16 percent, or 17-20 percent without expensing stock options, speaks to the fundamental strength of our overall business.


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

We are consistently delivering double-digit earnings growth while generating substantial free cash flow and making long-term investments in our business."

Third Quarter 2004 Results
--------------------------

         During the quarter, North American sales increased 7 percent to $587.0 million from $547.1 million as the Company continued to see solid performance across all categories. Consumer purchases of Scotts' products at its largest retail partners were up 7 percent for the quarter led by Ortho(R) and Roundup(R). Ortho posted a 22 percent improvement in consumer purchases, driven by response to innovative, new products such as Season-Long Grass & Weed Killer(R) and Bug `B Gon Max(R) insect control. Additionally, consumer purchases of value-added growing media increased 7 percent in the quarter and lawn fertilizers increased 6 percent.

          Scotts LawnService reported a 23 percent increase in sales to $50.0 million. Customer retention rates of over 80 percent in many key markets are trending better than expected, and customer count has increased significantly.

         "Scotts LawnService has seen tremendous across-the-board improvements and remains poised as a long-term growth driver for Scotts," said Hagedorn. "This business is successfully executing its strategic plan, which is evident in its improved customer-focused performance metrics."

         International sales were $136.7 million, up 12 percent from $122.4 million a year earlier, led by strong growth in the United Kingdom. Excluding the impact of foreign exchange rates, sales in the quarter increased 4 percent.

         "Sales in our International business saw a strong bounce back in the third quarter after a weak start to the season, especially in the United Kingdom. However, the overall International business continues to perform below expectations," said Hagedorn. "As we stated previously, we are exploring all of our options for the International business, with an eye toward improving shareholder value."

         Gross margin in the quarter improved 30 basis points to 39.8 percent from 39.5 percent for the same period last year. The increase was due primarily to improvements in both the Scotts LawnService and International businesses.

         Operating expenses increased in the quarter to $156.5 million from $136.3 million last year. The increase is attributed to planned increases in SG&A, infrastructure investments in



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Scotts LawnService and the expensing of stock options. Stock option expensing will have a full-year impact of about $10 million or 20 cents per share for fiscal 2004.

         Net Roundup commission increased 42 percent to $23.4 million in the quarter, compared with $16.5 million a year earlier, with consumer purchases increasing 24 percent.

         Earnings before interest, taxes, depreciation and amortization (EBITDA), were $189.9 million in the quarter, compared to $173.9 million a year earlier. Excluding restructuring and other charges, adjusted EBITDA was $192.5 million, compared with $175.7 million the same period last year.

         Interest expense in the quarter, excluding refinancing charges, was $13 million, a $6 million improvement from last year.

Nine Month Results
------------------

         Net sales through the first nine months were a record $1.69 billion, up 8 percent compared with $1.57 billion a year earlier. Excluding the impact of foreign exchange rates, year-to-date sales increased 5 percent. In North America, sales in the first nine months increased 6 percent to $1.25 billion, versus $1.17 billion for last year's comparable period. Scotts LawnService sales increased 26 percent to $84.8 from $67.3 million last year.

         Year-to-date International sales were $356.7 million, up 9 percent compared with $327.0 million for the same period in 2003. Excluding the impact of foreign exchange rates, sales decreased 3 percent.

         Gross margin for the first nine months improved 150 basis points to
38.3 percent as a result of margin improvements in each of the Company's three business segments, especially in the North America business where margin expansion was realized in every product category. Excluding restructuring, gross margin improved 130 basis points and is expected to improve 110-120 basis points for the full year.

         Year-to-date operating expenses increased to $423.4 million from $368.0 million a year ago.

         Net Roundup commission through the first nine months was $24.5 million, compared with $13.5 million for the first nine months of 2003, and consumer takeaway increased 18 percent.

         EBITDA in the first nine months was $291.7 million compared to $259.0 million. Excluding restructuring and refinancing costs and other charges, adjusted EBITDA was



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

$295.7 million, compared with $270.2 million the same period last year. Net income was $102.7 million, or $3.09 per diluted share, compared with net income of $106.9 million, or $3.33 per share the same period last year. Excluding restructuring and other charges, adjusted net income was $132.8 million, or $4.00 per share, compared with $113.8 million, or $3.55 per diluted share, for the same period last year. This year's results include a pre-tax charge of $44.6 million associated with refinancing the Company's debt.

         For the first nine months, interest expense, excluding refinancing charges, was $38 million compared with $53 million in the prior year. The decrease is due to a more favorable interest rate environment, the Company's successful October 2003 refinancing and lower debt levels.

         "As a result of our significant cash generation, we pre-paid $100 million of our term debt in the quarter," Hagedorn said. "We are also refinancing the remaining $400 million of our term loan facilities, the benefits of which we will begin to see in the fourth quarter. We will continue to use free cash flow to de-lever our balance sheet as well as pursue acquisitions to support growth opportunities where appropriate."

         The Company will discuss its third quarter results and provide a more detailed explanation of its quarterly guidance during a webcast and conference call at 10:00 a.m. eastern time today. That call will be available live on the investor relations section of the Scotts web site, http://investor.scotts.com.

         An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the web site for at least 12 months.

DEDICATED TO A BEAUTIFUL WORLD
------------------------------

THE SCOTTS COMPANY IS THE WORLD'S LARGEST MARKETER OF BRANDED CONSUMER PRODUCTS FOR LAWN AND GARDEN CARE, WITH A FULL RANGE OF PRODUCTS FOR PROFESSIONAL HORTICULTURE AS WELL. THE COMPANY OWNS THE INDUSTRY'S MOST RECOGNIZED BRANDS. IN THE U.S., THE COMPANY'S SCOTTS(R), MIRACLE-GRO(R) AND ORTHO(R) BRANDS ARE MARKET LEADING IN THEIR CATEGORIES, AS IS THE CONSUMER ROUNDUP(R) BRAND WHICH IS MARKETED IN NORTH AMERICA AND MOST OF EUROPE EXCLUSIVELY BY SCOTTS AND OWNED BY MONSANTO. IN EUROPE, SCOTTS' BRANDS INCLUDE WEEDOL(R), PATHCLEAR(R), EVERGREEN(R), LEVINGTON(R), MIRACLE-GRO(R), KB(R), FERTILIGENE(R) AND SUBSTRAL(R).

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ



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

materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:

     - Adverse weather conditions could adversely affect the Company's sales and financial results;

     - The Company's historical seasonality could impair the Company's ability to pay obligations as they come due and operating expenses;

     - The Company's substantial indebtedness could adversely affect the Company's financial health;

     - Public perceptions regarding the safety of the Company's products could adversely affect the Company;

     - The loss of one or more of the Company's top customers could adversely affect the Company's financial results because of the concentration of the Company's sales to a small number of retail customers;

     - The expiration of certain patents could substantially increase the Company's competition in the United States;

     - Compliance with environmental and other public health regulations could increase the Company's cost of doing business; and

     - The Company's significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual, and other reports.

Contact:
Jim King
Director, Investor Relations & Corporate Communications
(937) 578-5622


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
                               THE SCOTTS COMPANY
               RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS
                      ENDED JUNE 26, 2004 AND JUNE 28, 2003
                      (in millions, except per share data)
                                   (Unaudited)
                   Note: See Accompanying Footnotes on Page 10


                                                              Three Months Ended                    Nine Months Ended
                                                          ------------------------             ---------------------------
                                                              June 26,    June 28,      %        June 26,      June 28,       %
                                               Footnotes        2004        2003      Change       2004          2003       Change
                                               ---------  ------------------------             ---------------------------

Net sales                                                     $ 773.7     $ 710.0       9.0%      $ 1,689.1     $ 1,567.0     7.8%
Cost of sales                                                   465.6       428.6       8.6%        1,041.0         985.3     5.7%
Cost of sales - restructuring and other                           0.2         0.6     -66.7%            0.9           5.7   -84.2%
                                                          ------------------------             ---------------------------
Gross profit                                                    307.9       280.8       9.7%          647.2         576.0    12.4%
% of sales                                                       39.8%       39.5%      0.6%          38.3%          36.8%    4.2%

Gross commission from marketing agreement                        30.4        23.6      28.8%           45.7          34.8    31.3%
Contribution expenses under marketing agreement                   6.2         6.3      -1.6%           18.7          18.8    -0.5%
Amortization of marketing fee                                     0.8         0.8       0.0%            2.5           2.5     0.0%
                                                          ------------------------             ---------------------------
Net commission from marketing agreement                          23.4        16.5      41.8%           24.5          13.5    81.5%

Operating expenses:
  Advertising                                                    41.7        38.1       9.4%           89.8          81.7     9.9%
  S,G&A - excluding lawn service business
      and stock-based compensation                               94.1        85.0      10.7%          279.3         243.8    14.6%
  Stock-based compensation                                        3.7         1.6     131.3%            8.1           3.1   161.3%
  S,G&A - lawn service business                                  14.8        11.8      25.4%           42.3          34.9    21.2%
  S,G&A - restructuring and other                                 2.4         1.2     100.0%            3.1           5.5   -43.6%
  Amortization of intangibles                                     2.3         2.2       4.5%            7.1           6.3    12.7%
  Other (income) expense                                         (2.5)       (3.6)    -30.6%           (6.3)         (7.3)  -13.7%
                                                          ------------------------             ---------------------------
Total operating expenses                                        156.5       136.3      14.8%          423.4         368.0    15.1%
                                                          ------------------------             ---------------------------

Income from operations                                          174.8       161.0       8.6%          248.3         221.5    12.1%
% of sales                                                       22.6%       22.7%     -0.4%           14.7%         14.1%    4.0%

Interest expense - refinancing                                    0.3           -                      44.6             -
Interest expense - recurring                                     12.7        18.2     -30.2%           38.1          53.4   -28.7%
                                                          ------------------------             ---------------------------

Income before taxes                                             161.8       142.8      13.3%          165.6         168.1    -1.5%

Income tax expense                                               61.5        51.6      19.2%           62.9          61.2     2.8%
                                                          ------------------------             ---------------------------

Net income                                                    $ 100.3     $  91.2      10.0%      $   102.7     $   106.9    -3.9%
                                                          ========================             ===========================

Basic earnings per share                          (1)         $  3.09     $  2.93       5.2%      $    3.19     $    3.48    -8.4%
                                                          ========================             ===========================
Diluted earnings per share                        (2)         $  3.01     $  2.81       7.0%      $    3.09     $    3.33    -7.1%
                                                          ========================             ===========================

Common shares used in basic earnings
      per share calculation                                      32.5        31.1       4.5%           32.2          30.7     4.9%
                                                          ========================             ===========================

Common shares and potential common
      shares used in diluted earnings per
      share calculation                                          33.3        32.4       2.8%           33.2          32.1     3.4%
                                                          ========================             ===========================

EBITDA                                            (3)         $ 189.9     $ 173.9       9.2%        $ 291.7       $ 259.0    12.6%
                                                          ========================             ===========================


Results of operations excluding restructuring and refinancing charges:

Adjusted net income                                           $ 102.2     $  92.3                   $ 132.8       $ 113.8
                                                          ========================             ===========================

Adjusted diluted earnings per share               (2)         $  3.06     $  2.85                   $  4.00       $  3.55
                                                          ========================             ===========================

Adjusted EBITDA                                   (3)         $ 192.5     $ 175.7                   $ 295.7       $ 270.2
                                                          ========================             ===========================


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


                               THE SCOTTS COMPANY
                  NET SALES BY SEGMENT - THREE AND NINE MONTHS
                      ENDED JUNE 26, 2004 AND JUNE 28, 2003
                                  (in millions)
                                   (unaudited)


                                                                  Three Months Ended                 % Change
                                                        ----------------------------------------  ----------------
                                                             June 26,             June 28,
                                                               2004                 2003              Actual
                                                        -------------------- -------------------  ----------------

North America                                                 $ 587.0             $ 547.1              7.3%

Scotts LawnService                                               50.0                40.5             23.5%

International                                                   136.7               122.4             11.7%
                                                        -------------------- -------------------

Consolidated                                                  $ 773.7             $ 710.0              9.0%
                                                        ==================== ===================



                                                                   Nine Months Ended                 % Change
                                                        ----------------------------------------  ----------------
                                                             June 26,             June 28,
                                                               2003                 2002              Actual
                                                        -------------------- -------------------  ----------------

North America                                                 $ 1,247.6           $ 1,172.7              6.4%

Scotts LawnService                                                 84.8                67.3             26.0%

International                                                     356.7               327.0              9.1%
                                                        -------------------- -------------------

Consolidated                                                  $ 1,689.1           $ 1,567.0              7.8%
                                                        ==================== ===================


                               THE SCOTTS COMPANY
                           CONSOLIDATED BALANCE SHEETS
               JUNE 26, 2004, JUNE 28, 2003 AND SEPTEMBER 30, 2003
                                   (UNAUDITED)
                   (IN MILLIONS, EXCEPT SHARES & SHARE PRICES)

                                                               June 26,             June 28,          September 30,
                                                                 2004                 2003                 2003
                                                           -----------------  --------------------- -------------------

ASSETS

     Current assets

       Cash and cash equivalents                                  $    39.1              $    56.6           $   155.9
       Accounts receivable, net                                       548.8                  521.1               290.5
       Inventories, net                                               335.5                  323.3               276.1
       Current deferred tax asset                                      60.6                   77.7                56.9
       Prepaid and other current assets                                52.2                   40.3                33.2
                                                           -----------------  --------------------- -------------------

          Total current assets                                      1,036.2                1,019.0               812.6
                                                           -----------------  --------------------- -------------------

     Property, plant and equipment, net                               323.0                  341.4               338.2
     Goodwill and other intangible assets, net                        851.4                  819.2               835.5
     Other assets                                                      39.6                   45.4                44.0
                                                           -----------------  --------------------- -------------------

          Total assets                                            $ 2,250.2              $ 2,225.0           $ 2,030.3
                                                           =================  ===================== ===================


LIABILITIES AND SHAREHOLDERS' EQUITY

     Current liabilities

       Current portion of debt                                    $    25.3              $    60.7           $    55.4
       Accounts payable                                               238.0                  225.0               149.0
       Other current liabilities                                      354.1                  336.1               243.8
                                                           -----------------  --------------------- -------------------

          Total current liabilities                                   617.4                  621.8               448.2
                                                           -----------------  --------------------- -------------------

     Long-term debt                                                   612.0                  754.9               702.2
     Other liabilities                                                164.1                  131.0               151.7
                                                           -----------------  --------------------- -------------------

          Total liabilities                                         1,393.5                1,507.7             1,302.1

     Shareholders' equity                                             856.7                  717.3               728.2
                                                           -----------------  --------------------- -------------------

          Total liabilities and equity                            $ 2,250.2              $ 2,225.0           $ 2,030.3
                                                           =================  ===================== ===================

KEY STATISTICS:

     Debt to book capitalization                                       50.6%                  58.6%               56.4%

     Market capitalization:
       Common shares outstanding and
       dilutive common share equivalents                               33.2                   32.1                32.1

       Share price on balance sheet date                          $   61.95              $   49.35           $   54.70
                                                           -----------------  --------------------- -------------------
          Market capitalization                                   $ 2,056.7              $ 1,584.1           $ 1,757.6
                                                           =================  ===================== ===================


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





                               THE SCOTTS COMPANY
            RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS FOR THE THREE
              AND NINE MONTHS ENDED JUNE 26, 2004 AND JUNE 28, 2003
                      (in millions, except per share data)

                                                               Three Months Ended                     Nine Months Ended
                                                     -----------------------------------------------------------------------------
                                                         June 26,           June 28,            June 26,            June 28,
                                                           2004               2003                2004                2003
                                                     -----------------------------------------------------------------------------


Net income                                                    $ 100.3             $ 91.2             $ 102.7              $ 106.9
   Restructuring and other charges, net of tax                    1.7                1.1                 2.5                  6.9
   Debt refinancing charges, net of tax                           0.2                  -                27.7                    -
                                                     -----------------------------------------------------------------------------

Adjusted net income                                           $ 102.2             $ 92.3             $ 132.8              $ 113.8
                                                     =============================================================================

Income from operations                                        $ 174.8            $ 161.0             $ 248.3              $ 221.5
   Depreciation per cash flow                                    12.0                9.9                33.8                 28.7
   Amortization, including marketing fee                          3.1                3.0                 9.6                  8.8
                                                     -----------------------------------------------------------------------------

EBITDA                                                        $ 189.9            $ 173.9             $ 291.7              $ 259.0
                                                     =============================================================================

   Restructuring and other charges, gross                         2.6                1.8                 4.0                 11.2
                                                     -----------------------------------------------------------------------------

Adjusted EBITDA                                               $ 192.5            $ 175.7             $ 295.7              $ 270.2
                                                     =============================================================================


Diluted earnings per share                                    $  3.01            $  2.81             $  3.09              $  3.33
   Restructuring and other charges, net of tax                   0.05               0.03                0.07                 0.22
   Debt refinancing charges, net of tax                             -                  -                0.83                    -
                                                     -----------------------------------------------------------------------------

Adjusted diluted earnings per share                           $  3.06            $  2.85             $  4.00              $  3.55
                                                     =============================================================================


                              THE SCOTTS COMPANY
                   FOOTNOTES TO PRECEDING FINANCIAL STATEMENTS
                      (in millions, except per share data)

--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

      (1) Basic earnings per common share is calculated by dividing income applicable to common shareholders by average common shares outstanding during the period.

      (2) Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock warrants and options) outstanding during the period.

      (3) "EBITDA" is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.


                                       10